EXHIBIT 99.1

Contact: Kathy Taylor Southwall Technologies Inc. Phone: (650) 798-1200

For Immediate Release

Southwall Announces 2011 First Quarter Results

PALO ALTO, Calif.--(BUSINESS WIRE)--May 11, 2011--Southwall Technologies Inc. (NASDAQ: SWTX) announced first quarter 2011 revenue of $14.5 million, an increase of 39% from first quarter 2010 revenues of $10.5 million.  The year over year increase primarily reflects increasing demand for higher energy efficiency products across our key markets.

Gross profit for first quarter 2011 was $6.1 million, an increase of 30% from first quarter 2010 gross profit of $4.7 million.  The year over year increase is primarily due to the increase in sales volume, improved production efficiencies and higher manufacturing volume resulting in more effective absorption of fixed manufacturing costs.

Operating income for the film segment increased to $3.4 million in the first quarter 2011 as compared to $1.9 million in the first quarter 2010.  This increase was offset by an operating loss of $1.2 million attributed to Southwall’s continued investment in the development of Southwall Insulating Glass.

First quarter 2011 net income before the preferred dividend increased to $1.6 million, or $0.23 per fully diluted share, as compared to the first quarter 2010 of $1.3 million, or $0.19 per fully diluted share.

During the first quarter, Southwall Technologies increased its ownership in Southwall Insulating Glass, LLC from 80% to 90%.

“Our re-listing on NASDAQ in March represents a key milestone for the company and validation of the hard work and dedication of our employees,” said Dennis Capovilla, President and Chief Executive Officer. “We remain on track in executing our growth strategy and continue to invest in our film and glass businesses. We believe this will accelerate customer adoption of our energy-saving products and position us for long-term growth.”

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/2000/14001-certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements ,including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2011 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 29, 2011.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2011	2010

Net revenues	$14,531	$10,481
Cost of revenues	8,404	5,768

Gross profit	6,127	4,713

Operating expenses:
Research & development	1,034	792
Selling, general and administrative	2,939	2,000

Total operating expenses	3,973	2,792

Income from operations	2,154	1,921

Interest expense, net	(67)	(94)
Other income (expense), net	273	(481)

Income before provision for income taxes	2,360	1,346

Provision for income taxes	950	9

Net income	1,410	1,337

Net loss attributable to noncontrolling interest	160	-

Net income attributable to Southwall	1,570	1,337

Deemed dividend on preferred stock	122	122

Net income attributable to common stockholders	$1,448	$1,215

Net income per share (1):

Basic	$0.25	$0.21
Diluted	$0.23	$0.19

Weighted average shares used in computing net income per share (1):
Basic	5,806	5,758
Diluted	6,916	7,181

(1) All share and per share amounts have been retroactively restated for the three months ended March 31, 2010 to reflect the Company's 1-for-5 reverse stock split completed on March 9, 2011.

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$11,981	$13,776
Accounts receivable, net	8,057	5,902
Inventories, net	6,239	5,536
Prepaid income taxes	1,083	2,017
Other current assets	2,720	1,901
Total current assets	30,080	29,132
Property, plant and equipment, net	15,560	15,235
Goodwill	1,854	1,854
Intangible assets	840	901
Deferred tax and other assets	3,493	3,468
Total assets	$51,827	$50,590

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$1,092	$1,024
Accounts payable	1,973	2,628
Accrued compensation	1,422	1,742
Other accrued liabilities	4,687	4,764
Total current liabilities	9,174	10,158

Term debt and capital leases	3,459	3,511
Other long term liabilities	116	112
Total liabilities	12,749	13,781

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,847	78,759
Accumulated other comprehensive income:
Translation gain on subsidiary	4,176	3,466
Accumulated deficit	(48,657)	(50,228)
Total Southwall stockholders' equity	34,395	32,026
Noncontrolling interest	(127)	(27)
Total stockholders' equity	34,268	31,999

Total liabilities, preferred stock and stockholders' equity	$51,827	$50,590

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Three Months Ended
	March 31,	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$1,410	$1,337
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income tax	-	(36)
Loss on disposal of property, plant and equipment	-	4
Depreciation and amortization	845	601
Stock-based compensation	201	112
(Provision for) recovery of inventory reserves	(21)	29
(Provision for) recovery of returns and allowances reserves	84	(183)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,120)	(679)
Inventories, net	(458)	508
Other current and non-current assets	139	(34)
Accounts payable and accrued liabilities	(1,253)	(370)
Net cash (used in) provided by operating activities	(1,173)	1,289

Cash flows from investing activities:
Expenditures for property, plant and equipment	(455)	(194)
Net cash used in investing activities	(455)	(194)

Cash flows from financing activities:
Proceeds from exercise of stock options	71	20
Repayments of term debt and capital leases obligations	(171)	(133)
Net cash used in financing activities	(100)	(113)

Effect of foreign exchange rate changes on cash and cash equivalents	(67)	(127)

Net increase (decrease) in cash and cash equivalents	(1,795)	855
Cash and cash equivalents, beginning of period	13,776	12,454

Cash and cash equivalents, end of period	$11,981	$13,309

Supplemental cash flows disclosures:
Interest paid	$28	$46
Income taxes paid	$78	$157

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$122	$122
Deposits applied to acquisition of property, plant and equipment	$71	$-
Acquisition of interest in SIG	$60	$-